Exhibit 10.1

March 29, 2005

James Saalfeld
OCM Development, LLC
1971 East Beltline Avenue, NE
Suite 200
Grand Rapids, MI 49525

Dear Mr. Saalfeld:

Irwin Franchise Capital Corporation (“Irwin”) is pleased to commit to you subject to all the terms and conditions herein and the satisfactory receipt of all documents requested in form and substance, to enter into the following financing arrangements with respect to the land (“Land”), buildings and improvements (“Improvements”), and the equipment and furnishings (“Equipment”) for the O’Charley’s franchise restaurants located at sites yet to be determined. The general terms and conditions of Irwin’s credit approval are listed on Exhibit(s) B and C attached hereto and made a part hereof.

Maximum Combined Loan Amount:	The Maximum Combined Loan Amount of the herein defined Facility A and Facility B shall not exceed $5,000,000.00, and shall be further subject to the individual loan advance limitations herein individually set forth for Facility A and Facility B. It is anticipated that the Maximum Combined Loan Amount is sufficient to provide financing for the assets associated with two (2) franchised O’Charley’s stores.

Facility A:   Real Property Loan

Borrower Facility A:	OCM Development, LLC

Maximum Loan Amount:	The Maximum Loan Amount will be determined based upon the characterization of the Premises land parcel as either being [i] fee-owned (“Fee Property”), or [ii] a leased parcel that is the subject of a lease agreement with an otherwise unrelated party (“Ground Lease”).

A.	Fee Property

The lesser of i) 90.00% of Eligible Cost, as is further defined on Exhibit A attached hereto and made a part hereof, ii) eighty-five percent (85.00%) of the “As Built” appraised value of the improved fee property (“Fee Premises”), or iii) $2,400,000.00, or

B.	Ground Lease

The lesser of i) 90% of Eligible Cost, as is further defined on Exhibit A attached hereto and made a part hereof, ii) eighty-five percent (85.00%) of the “As Built” appraised value of the improvements constructed on the leased land parcel (“Ground Lease Premises”), or iii) $1,500,000.00.

THE FOLLOWING FACILITY A TERMS AND CONDITIONS SHALL APPLY TO THE REAL PROPERTY LOAN FOR EITHER A FEE PROPERTY OR A GROUND LEASE. THE BORROWER MAY ELECT A TERM/AMORTIZATION AND INTEREST RATE STRUCTURE BASED UPON THE APPROVED OPTIONS DETAILED IN ATTACHMENT 1, ATTACHED HERETO AND MADE A PART HEREOF.

THE FOLLOWING TERM/AMORTIZATION, MONTHLY PAYMENT, MONTHLY PAYMENT FACTOR, AND INTEREST RATE STRUCTURE ARE AN ILLUSTRATION OF OPTION 1 CONTAINED IN ATTACHMENT 1.

Term/Amortization Period:	180-months

Monthly Payment Factor:	0.008013, inclusive of interest, and adjusted as provided herein.

Monthly Payment:	The Monthly Payment shall be determined by multiplying the amount of the loan principal advanced under Facility A by the Monthly Payment Factor. The Monthly Payments shall be paid in arrears in equal monthly installments of principal and interest applied first to interest and the balance to principal.

The Monthly Payments and the Monthly Payment Factor will be recalculated on the first day of the month prior to each successive month following commencement of such Facility A loan(s) (“Reset Date”).

If immediately preceding the closing of the Loan(s) contemplated herein and on the first day of the month preceding each Reset Date, the transfer rate charged Irwin by Irwin Union Bank and Trust Company exceeds 1.75% (the “Index”), the Monthly Payment Factor and the Monthly Payment shall be recalculated based on 345 basis points above the Index, but in no event more than the maximum permitted by law.

Real Property Origination Fee:	One-half of one percent (0.50%) of the Facility A loan amount.

Closing Date:	The closing shall be no later than June 30, 2006 (“Facility A Outside Date”), subject to no deleterious change having occurred in the financial condition or operating performance of the Borrower, the herein defined Corporate Guarantors, or O’Charley’s, Inc (“Franchisor”).

HEREINAFTER, THE FEE PREMISES AND THE GROUND LEASE PREMISES SHALL BE REFERRED TO AS THE PREMISES.

Facility B:   Equipment Loan

Borrower Facility B:	OCM Development, LLC.

Purpose:	The permanent financing of the Equipment located at the Premises.

Maximum Loan Amount:	The lesser of i) the one hundred percent (100%) of Eligible Cost of the Equipment, as is further defined on Exhibit A attached hereto and made a part hereof or ii) $650,000.00 per Premises.

THE BORROWER MAY ELECT A TERM/AMORTIZATION AND INTEREST RATE STRUCTURE BASED UPON THE APPROVED OPTIONS DETAILED IN ATTACHMENT 2, ATTACHED HERETO AND MADE A PART HEREOF.

THE FOLLOWING TERM/AMORTIZATION, MONTHLY PAYMENT, MONTHLY PAYMENT FACTOR, AND INTEREST RATE STRUCTURE ARE AN ILLUSTRATION OF OPTION 1 CONTAINED IN ATTACHMENT 2.

Loan Term:	84-months.

Equipment Origination Fee:	One-half of one percent (0.50%) of the Facility B Loan Amount.

Monthly Payment Factor:	0.014537, inclusive of interest and adjusted as provided herein.

Monthly Payment:	The Monthly Payment shall be determined by multiplying the amount of the loan principal advanced under Facility B by the Monthly Payment Factor. The Monthly Payments shall be paid in advance in equal monthly installments of principal and interest applied first to interest and the balance to principal.

The Monthly Payments and the Monthly Payment Factor will be recalculated on the first day of the month prior to each successive month following commencement of such Facility B loan(s) (“Reset Date”).

If immediately preceding the closing of the Loan(s) contemplated herein and on the first day of the month preceding each Reset Date, the transfer rate charged Irwin by Irwin Union Bank and Trust Company exceeds 1.75% (the “Index”), the Monthly Payment Factor and the Monthly Payment shall be recalculated based on 410 basis points above the Index, but in no event more than the maximum permitted by law.

Closing Date:	The closing shall be no later than June 30, 2006 (“Facility B Outside Date”), subject to no deleterious change having occurred in the financial condition or operating performance of the Borrower, the herein defined Corporate Guarantors, or O’Charley’s, Inc (“Franchisor”).

HEREINAFTER UNLESS OTHERWISE NOTED BORROWER FACILITY A AND BORROWER FACILITY B SHALL BE COLLECTIVELY REFERRED TO AS BORROWER.

Security for Loans:	The following will serve as collateral for the all loan(s):

1.	First mortgage lien as against the real property associated with the Premises, as applicable.

2.	First security interest in the Equipment located at the Premises and used in the operation of the Premises.

3.	If Borrower’s interest in the Premises is a leasehold estate, then also an assignment of Borrower’s interest as tenant under the ground lease for the Premises.

4.	All loans shall contain cross-collateral/cross-default provisions with all obligations of Borrower to Irwin.

Corporate Guarantors:	All of Borrower's obligations to Irwin shall be unconditionally by guaranteed by: OCM Food Service, LLC MHG West, Inc Meritage Hospitality Group, Inc

Assumptions:	The amount of the Loan(s) and the terms set forth in this Commitment letter are based upon the facts and assumptions set forth herein and on conditions in the capital markets as they affect Irwin’s sources of funds. The terms and conditions shall be subject to adjustment in the event any of the facts or assumptions are incorrect or change prior to the closing of each Loan.

FOR GENERAL TERMS AND CONDITIONS, SEE EXHIBIT B, AND FOR SPECIAL TERMS AND CONDITIONS SEE EXHIBIT C, EACH ATTACHED HERETO AND MADE A PART HEREOF.

Borrower and Guarantor(s) will be required to provide certified year-end and quarterly financial statements and other financial information during the term of this Commitment and the loan(s). Throughout the term of this Commitment, Borrower and Guarantor(s) agree to deliver to us non-audited quarterly financial statements and other information requested by Irwin, including, within the earlier of either i) 90 days following the year end, or ii) such minimum period permitted the Borrower by applicable securities law, as pertains to publicly traded companies, and commencing with the last year ending prior to the date of this Commitment, current financial statements for Borrower and each Corporate Guarantor referred to herein. The chief financial officer of the respective entity shall certify all year-end financial statements as requested.

Notwithstanding the foregoing, Meritage Hospitality Group, Inc. will be required to provide audited consolidated year-end and non-audited quarterly financial statements and other financial information during the term of the Loan(s). OCM Food Service LLC d/b/a O’Charley’s of Michigan and OCM Development, LLC d/b/a O’Charley’s Development Company of Michigan will be required to provide consolidated statements reviewed by an accountant/chief financial officer, plus applicable tax returns and other financial information during the term of the Loan(s) as requested.

This Commitment and the closing of the loan(s) contemplated hereby are subject, among other things, to receipt by Irwin at least ten (10) days prior to closing of the Loan(s) of all required documentations, proofs and evidence enumerated herein and as Irwin and its counsel may require.

This Commitment and the transactions contemplated hereby (i) shall be subject to approval of our counsel of all documentation and other requirements set forth herein, (ii) shall be subject to, in our sole judgment, there being no material adverse change in Borrower’s financial condition, or the financial condition of any Guarantor, (iii) shall be subject to closing within forty five (45) days of the opening of the franchise restaurant or the applicable Outside Date, whichever occurs first, (iv) shall not be assignable without our prior written consent and (v) shall be governed by the laws of the State of New York. Irwin reserves the right to cancel this commitment in the event Borrower or any Corporate Guarantor has made any misrepresentations to Irwin or has withheld any information from Irwin with regard to the transactions contemplated hereby.

A commitment fee of $25,000.00 (“Commitment Fee”) is required with Borrower’s execution and acceptance of this letter. Such funds will be credited against the expenses set forth in “Fees and Expenses” hereof, and the balance, if any, will be applied against Borrower’s payments due under the Loan(s). Irwin is in receipt of the sum of $6,250.00 paid as a proposal fee under the proposal letters dated November 11, 2004 (“Proposal”) and this fee has been applied to the Commitment Fee. The remainder of the Commitment Fee of $18,750.00 is due and payable with this letter. If (i) Borrower fails to complete one or more of the transactions contemplated herein for any reason, or (ii) the conditions of closing set forth herein have not been met, this Commitment shall be deemed withdrawn and the Commitment Fee shall be deemed earned and non-refundable. In no event shall Irwin’s liability for failure to close these transactions exceed a return of the commitment fee. Any disputes arising under this agreement shall be litigated only in federal or state court located in New York. If outside counsel is required to provide an opinion of counsel, and Borrower determines the cost is prohibitive, then a refund of the Commitment Fee will be made.

In the event the Loan(s) has or have not closed or will not close by the applicable Outside Date, Irwin, in its sole discretion, will consider an extension of the applicable Outside Date for a period not to exceed 90 days upon (i) receipt of a written request for such extension, (ii) then current financial statements for the Borrower and guarantors showing, in Irwin’s sole opinion, no material adverse change in their financial condition and FCCR compliance.

This Commitment is provided solely for Borrower’s benefit, is confidential and shall not be reproduced, distributed, quoted, or otherwise made reference to.

Please execute the extra copy of this letter acknowledging Borrower’s acceptance of the terms hereof. In the event that a copy of this commitment letter, executed by Borrower, is not received by Irwin within ten (10) days of the date hereof, this commitment shall be deemed withdrawn.

Intentionally left blank

This letter cancels and supersedes all previous proposal/commitment letters including but not limited to the letters dated November 11, 2004, February 8, 2005, March 4, 2005, and March 24, 2005.

Very truly yours,

Irwin Franchise Capital Corporation

By:         /s/Frank LaBrake
Name:    Frank LaBrake
Title:     Senior Underwriter

   AGREED & ACCEPTED

   OCM DEVELOPMENT, LLC

By:         /s/Robert E. Schermer, Jr.

Name:   Robert E. Schermer, Jr.

Title:     CEO

Date:     4/7/05

ATTACHMENT 1

FACILITY A — REAL PROPERTY LOAN

	Option 1	Option 2	Option 3	Option 4
Term / Amortization:	15-years	15-years	15-years	15-years
Reset or Fixed:	Federal Funds	1-Year Reset	3-Year Reset	5-Year Reset
Interest Rate:(a)	5.20%	5.71%	6.43%	6.91%
Monthly Payment Factor:(a)	0.008013	0.008283	0.008673	0.008938
Rate Index:(a)	1.75%	2.86%	3.58%	4.06%

	Option 5	Option 6	Option 7	Option 8
Term / Amortization:	15-years	10-years/15-years	10-years/20-years	15-years/20-years
Reset or Fixed:	Fixed	Fixed	Fixed	Fixed
Interest Rate:(a)	7.75%	7.65%	7.77%	7.90%
Monthly Payment Factor:(a)	0.009413	0.009356	0.008222	0.008302
Rate Index:(a)	4.90%	4.80%	4.92%	5.05%

[a]     Subject to adjustment as a result of changes in the Federal Funds rate and Irwin’s internal transfer rates.

ATTACHMENT 2

FACILITY B — EQUIPMENT LOAN

>
	Option 1	Option 2	Option 3	Option 4
Term / Amortization:	7-years	7-years	7-years	7-years
Reset or Fixed:	Federal Funds	1-Year Reset	3-Year Reset	Fixed
Interest Rate:(a)	5.85%	6.35%	7.03%	7.56%
Monthly Payment Factor:(a)	0.014537	0.014777	0.015107	0.015368
Rate Index:(a)	1.75%	2.85%	3.53%	4.06%

[a]     Subject to adjustment as a result of changes in the Federal Funds rate and Irwin’s internal transfer rates.

EXHIBIT A

Schedule of Eligible Costs

Eligible equipment costs include, among others:

Decor package
Dining area furniture
Kitchen equipment
Music equipment
Office furniture and equipment
POS equipment and computers
Refrigeration equipment including walk-in cooler
Storage area shelving and equipment
Signage
Smallwares
Video training equipment

Eligible construction costs include, among others:

Appraisal Fees Architects, engineering fees Building permits Construction or remodeling Costs HVAC Land Site Work & Improvements Soil Fees Tap Fees

Eligible soft costs include, among others:

Freight Installation Installation permits, if applicable Sales tax

Non-eligible costs include:

Attorney’s fees
Contingency Costs
Construction/Remodel Loan Interest
Franchise fee
Insurance
Liquor Licenses
Loan Fees
Pre-opening Expenses
Real Estate Broker Commission
Start-up costs
Training expenses
Uniforms
Utilities
Working capital

EXHIBIT B

General terms and conditions applicable to all loans

Corporate Documents	Certified copy of Bylaws, Partnership agreement or Operating Agreements as appropriate and good standing certificates

Store Sale/Change in Control:	A sale of any collateral for a loan, a change in the controlling interest now held by Meritage Hospitality Group, Inc in Borrower, OCM Food Service, LLC, or MHG West, Inc, and/or any material change in assets held by Borrower or Guarantors is prohibited without Irwin’s consent whose consent will not be unreasonably withheld. However, Borrower and Guarantors shall be permitted to enter arrangements for the sale and leaseback of restaurant properties so long as such corresponding operating lease arrangements do not result in a reduction of the FCCR below the minimum required level, as is herein defined.

Fees & Expenses:	Borrower(s) shall pay Irwin’s costs and expenses incurred in connection with the documentation and closing of all Loans, including Irwin’s counsel fees, all filing and recording fees, Phase I environmental report fees, flood reports, appraisal fees, and all other fees and charges incurred by Irwin. In addition, Borrower shall be responsible for a loan initiation fee of $750.00, and processing fee of $1,500.00 for each loan under Facility A and $500.00 for each loan under Facility B, which fees will be due and payable at the time of closing and final funding of each loan for such Premises.

Survivability:	The terms and conditions of this Commitment shall survive the closing of the loans, and to the extent any such terms and conditions conflict with the loan closing documents, the terms and conditions of the loan closing documents shall control.

Closing Date:	The closing date for each loan shall mean the date on which (i) Irwin advances to or for the Borrower’s account an amount which, in the aggregate with all other partial advances made to or for the Borrower’s account, equals the Maximum Loan Amount referred to herein, and (ii) all other conditions precedent have been satisfied or the applicable Outside Date(s) stated in this Commitment Letter.

Assumptions:	The amount of the Real Property and Equipment Loan(s) and the terms set forth in this Commitment letter are based upon the facts and assumptions set forth herein and on conditions in the capital markets as they affect Irwin’s sources of funds. The terms and conditions shall be subject to adjustment in the event any of the facts or assumptions are incorrect or change prior to the closing of each Loan.

Additional Documentation & Provisions:	This Commitment and the closing of the Loan (unless otherwise indicated are subject to the receipt of Irwin at least ten (10) days prior to the Closing Date:

i.	Such opinions of Borrower’s counsel, certificates, waivers, releases, Uniform Commercial Code Financing Statements and further documents which may be required by Irwin or its counsel. (Irwin will accept Borrower’s Corporate Counsel’s opinion with regard to corporate authority and other corporate specific matters, but RESERVES THE RIGHT to have Borrower obtain an independent legal opinion with regard to enforceability of documentation and compliance with relevant local laws.)

ii.	Real Property appraisal shall be performed by an appraiser acceptable to Irwin, and engaged by Irwin. If the appraisal is less than the Loan Amount, the Loan Amount shall be reduced to no more than eighty five percent (85%) of the Appraised Value.

iii.	Survey — An ALTA/ACSM Land Title Boundary survey required for acquisition of raw land and an As Built ALTA/ACSM Land Title Survey upon completion of construction (both surveys certified to Irwin, and title company). If real property is already improved, then an As Built ALTA/ACSM Land Title Survey certified to Irwin, and the title company (not more than sixty days old) for the Premises. All surveys shall be prepared with the Minimum Standards Detail Requirement of ALTA/ACSM appropriate for the type of survey being prepared.

iv.	Environmental Reports — Irwin shall have received such reports, acceptable to Irwin in its sole discretion, concerning the environmental condition of the Premises as Irwin may require, including a Phase I environmental assessment in accordance with the American Society of Testing and Materials guidelines as contained in ASTM E 1527-00. Such report must also be dated within six months of Closing Date.

v.	Borrower shall further provide certification that the Premises is not located in a floodplain or in the alternative evidence of federal flood plain insurance.

vi.	Certificate of Occupancy for the Premises, and satisfactory evidence of waiver of all mechanic’s liens.

vii.	Proof of payment of all taxes with respect to the Premises owing through the date of closing.

viii.	Paid title insurance policy (“Title Policy”), in the American Land Title Association format, acceptable to the Irwin’s counsel in the total amount of the loan. The Title Policy shall contain: (a) full coverage of mechanics liens, and (b) no survey exceptions. A title insurance policy prepared by LandAmerica/Transnation Title with offices located in Grand Rapids, MI, in the format required by Irwin, is acceptable to Irwin.

ix.	Evidence, in form satisfactory to us, of the cost of the acquisition of the land and construction of the improvements at the Premises (“Actual Cost”), and an updated title insurance policy from an insurer acceptable to Irwin and its counsel insuring Irwin’s first lien(s) at the aggregate draw amount on the Premises.

x.	A policies of insurance evidencing insurance coverage with insurers acceptable to Irwin insuring the Premises, and Equipment against (a) all risk of loss and damage in an amount of not less than the replacement value thereof naming Irwin as a loss payee with long form lenders endorsement, and (b) public liability and property damage. (c) business interruption insurance, and (d) liquor liability coverage, if applicable, in amounts acceptable to Irwin, and naming them as an additional insured.

xi.	Satisfactory evidence of the issuance of a franchise license to Borrower or Corporate Guarantor from Franchisor. The term of each franchise license for the Premises must be co-terminus or longer with the applicable loan, as measured from the date of the closing of such loan.

xii.	Executed copies of the land lease that reflects a remaining term greater than the Leasehold Mortgage term and satisfactory subordination and non-disturbance agreements from the fee mortgagee and landowner. (LEASEHOLD MORTGAGES ONLY)

EXHIBIT C

SPECIAL TERMS AND CONDITIONS:

Conditions Precedent to Issuance of Premises Specific Commitment Letters and Loan Funding:	Irwin must issue, and the Borrower must accept, a commitment letter that details a specific site for the O’Charley’s Premises that is acceptable to Irwin in its sole discretion, and the agreed upon term/amortization and interest rate structure for such financing. The issuance of a commitment by Irwin for each Premises is subject to the following conditions precedent:

(i)	No deleterious change in the financial condition and operations of the Borrower, any Corporate Guarantor, or the franchisor having occurred prior to Irwin’s issuance of a site-specific financing commitment.

(ii)	Borrower-affiliated O’Charley’s operations will consist of no less than 3-stores opened for periods of no less than 60-days each as at the date of a request for a site-specific financing commitment by Irwin.

(iii)	Satisfactory receipt and review by Irwin of the operating statements of each of the Borrower-affiliated O’Charley’s stores each evidencing such individual store operating performance from the respective date of store opening through the most recent operating period then ended as at the date of Borrower’s request for a site-specific commitment for financing of a new franchised O’Charley’s store.

(iv)	Satisfactory receipt and review of the estimated costs, specific demographic characteristics, real estate appraisal, and any leases for the Premises, as may be applicable.

Minimum Project Equity:	Borrower must provide minimum non-borrowed cash equity in each store project equal to no less than 15% of the appraised value of the improved real property.

Financial Ratio Covenants:	Throughout the term of this Commitment and the Loans [1] Borrower, and OCM Food Service, LLC d/b/a O’Charley’s of Michigan, on a combined basis (the “O’Charley’s Enterprise”), and [2] WM Limited Partnership-1998 d/b/a Wendy’s of Michigan, on a consolidated basis consisting of all affiliated franchised Wendy’s stores (the “Wendy’s Enterprise”), will be tested on a consolidated basis provided via the review of the consolidating statements of financial condition and operating performance of the O’Charley’s Enterprise and the Wendy’s Enterprise, for purposes of determining compliance with the following covenants pertaining to financial ratios, and which will be measured on a trailing 12-month basis, excepting however, for new stores such covenant test pertaining to the herein defined FCCR shall not include the performance of new stores during the 18-month period immediately following store opening.

Fixed Charge Coverage Ratio (“FCCR”) of not less than 1.20:1; FCCR is defined as the ratio of Operating Cash Flow (the sum of earnings before interest, taxes, depreciation and amortization, operating lease expense, and plus or minus non-recurring items) to Fixed Charges (the sum of debt service including principal and interest payments, plus operating lease expense).

Leverage Ratio of not greater than 6.00:1, determined as the quotient resulting from Total Funded Debt divided by EBITDA. Total Funded Debt shall be calculated as (a) the aggregate amount of all current and non-current indebtedness for borrowed money, plus (b) the aggregate amount of all current and non-current outstanding capital lease obligations. To the extent the actual number of months a restaurant has been open for business is less than 12-months as of the measurement date, the Total Funded Debt for such restaurant shall be reduced by a fraction; the numerator of which is 12-months minus the number of months the restaurant was opened during the measurement period, and the denominator of which is twelve. EBITDA shall be calculated as follows: for any period the sum of net income before taxes, plus interest expense, plus depreciation expense and amortization expense, plus or minus non-cash adjustments to net income, plus or minus extraordinary losses or gains.

Cross Default:	A default by Borrower or any Corporate Guarantor having occurred under the loan agreements with Irwin shall represent a default under these Irwin loan agreements.

Variable Rate and Reset Rate Structures Prepayment:	Following the lockout period, as applicable, immediately following the close of the Variable Rate and Reset Rate Structured Loans (“VR Loan”), during which time the VR Loan(s) may not be prepaid, each VR Loan may be prepaid in its entirety only on the following conditions:

(a)	No default by Borrower under any agreement between Borrower and us as lender, and

(b)	No event which, with the passage of time or giving of the notice, or both, would constitute such a default, and

(c)	Borrower pays us all accrued but unpaid amounts to the prepayment date, all other amounts owed by Borrower under the VR Loan Documents, whether then due or not, plus a prepayment fee that will be equal to the fee detailed in the following table, expressed as a percentage of the principal balance then outstanding:

Loan Period	Prepayment Fee as a % of Outstanding Principal
Months 01 - 12	4.00%
Months 13 - 24	3.00%
Months 25 - 36	2.00%
Months 37 - 48	1.00%
Thereafter	No Penalty

Fixed Rate Structures Prepayment:	Following the lockout period, as applicable, immediately following the close of the Fixed Rate Structured Loans (“FR Loan”), during which time the FR Loan(s) may not be prepaid, each FR Loan may be prepaid in its entirety only on the following conditions:

(a)	No default by Borrower under any agreement between Borrower and us as lender, and

(b)	No event which, with the passage of time or giving of the notice, or both, would constitute such a default, and

(c)	Borrower pays us all accrued but unpaid amounts to the prepayment date, all other amounts owed by Borrower under the Loan Documents, whether then due or not, plus a prepayment fee that will be equal to the greater of either [i] a Yield Maintenance calculation based upon SWAP rates or, [ii] the fee detailed in the following table, expressed as a percentage of the principal balance then outstanding:

Loan Period	Prepayment Fee as a % of Outstanding Principal
Months 1 - 24	Lockout
Months 25 - 36	5.00%
Months 37 - 48	4.00%
Months 49 - 60	3.00%
Months 61 - 72	2.00%
Months 73 - 84	1.00%
Thereafter	No Penalty